UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 13, 2017

Safety, Income and Growth, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-38122	81-4253271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, New York, New York 10036

(Address of Principal Executive Offices) (Zip Code)

(212) 930-9400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01                                           Other Events.

iStar Inc., the largest stockholder of Safety, Income and Growth, Inc. (the “Company”), trusts established by Jay Sugarman, the Company’s and iStar’s chairman and chief executive officer, and Geoffrey Jervis, the Company’s and iStar’s chief operating officer and chief financial officer, have entered into a 10b5-1 plan (the “10b5-1 Plan”) in accordance with Rules 10b5-1 and 10b-18 under the Securities and Exchange Act of 1934, as amended, under which they may buy in the open market up to $25.0 million in the aggregate of the Company’s common stock.  Any purchases under the 10b5-1 Plan will occur during the period beginning after July 24, 2017 and ending on the earlier of the date on which all the capital committed to the plan is exhausted or November 10, 2017.  Shares will be purchased under the 10b5-1 Plan when the market price per share is below $20.00 and will accelerate with declines in the market price.  Purchases will be allocated 98% to iStar, 1% to the Sugarman trusts and 1% to Mr. Jervis.

Purchases of shares pursuant to the 10b5-1 Plan are intended to satisfy the conditions of Rules 10b5-1 and 10b-18 under the Exchange Act, and will otherwise be subject to applicable law, including Regulation M, which may prohibit purchases under certain circumstances.  Whether purchases will be made under the 10b5-1 Plan and how much will be purchased at any time is uncertain and dependent on prevailing market prices and trading volumes, all of which we cannot predict.  These activities may have the effect of maintaining the market price of the Company’s common stock or retarding a decline in the market price of the common stock, and, as a result, the price of the Company’s common stock may be higher than the price that otherwise might exist in the open market.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFETY, INCOME AND GROWTH, INC.

By:	/s/ JAY SUGARMAN
	Name:	Jay Sugarman
	Title:	Chief Executive Officer

Date: July 13, 2017

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